Exhibit 23.1

Independent Auditor’s Consent

The Board of Directors
Monsanto Company:

We consent to the incorporation by reference in this Registration Statement of Monsanto Company on Form S-8 of our report, dated November 14, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of: Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in 2003; Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002; and Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, in 2000), appearing in the transition report on Form 10-K of Monsanto Company for the eight months ended August 31, 2003, which is part of this Registration Statement. We also consent to the incorporation by reference in this Registration Statement of Monsanto Company on Form S-8 of our report, dated February 5, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of: Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002; and Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, in 2000), appearing in the annual report on Form 10-K of Monsanto Company for the year ended December 31, 2002, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
April 21, 2004